Exhibit 8.2

September 9, 2021

Board of Directors

Colonial Federal Savings Bank

15 Beach Street

Quincy, Massachusetts 02170

Dear Board Members:

We have been requested by Colonial Federal Savings Bank, a federally-chartered mutual savings bank (the “Bank”), 15 Beach, MHC, a to-be-formed federally-chartered mutual holding company (the “Mutual Holding Company”), and CFSB Bancorp, Inc., a to-be-formed federally-chartered subsidiary holding company authorized to issue capital stock (the “Stock Holding Company”), to express our opinions concerning certain Massachusetts income tax matters relating to the reorganization of the Bank from a mutual savings bank to the mutual holding company form of organization (all steps in the reorganization are collectively referred to herein as the “Reorganization”) pursuant to the Bank’s Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan of Reorganization”) adopted by the Board of Directors on September 8, 2021. Concurrently with the Reorganization, the Stock Holding Company will offer for sale less than 50.0% of its to-be-outstanding shares of Common Stock on a priority basis to depositors of the Bank and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering. Unless otherwise defined, all terms used herein have the meanings given to those terms in the Plan of Reorganization.

In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan of Reorganization.

In rendering the opinion set forth below, we have relied on the opinion of Luse Gorman, PC related to the Federal tax consequences of the proposed Reorganization (the “Federal Tax Opinion”), without undertaking to verify the same by independent investigation.

We are also relying on certain representations as to factual matters provided to Luse Gorman, PC by the Bank, as set forth in the certificate signed by an authorized officer of the Bank. We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In connection therewith, we have examined the Plan of Reorganization and certain other documents of or relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below.

Board of Directors

Colonia Federal Savings Bank

September 9, 2021

In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the Board of Directors of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan of Reorganization; and that the various representations and warranties that are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization except on the basis of the documents and assumptions described above.

In rendering our opinions, we have assumed that the persons and entities identified in the Plan of Reorganization will at all times comply with the requirements of Internal Revenue Code (IRC, the Code or Section) Sections 368(a)(1)(A) and 368(a)(2)(D), the other applicable state and Federal laws and the representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan of Reorganization will be conducted strictly in accordance with the Plan of Reorganization. Any variations may affect the opinions we are rendering.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Massachusetts Department of Revenue or a court.

STATEMENT OF FACTS/DESCRIPTION OF THE PROPOSED TRANSACTIONS

The Bank is a federally-chartered mutual savings bank headquartered in Quincy, Massachusetts. The Bank’s principal executive office is located at 15 Beach Street, Quincy, Massachusetts 02170. The Bank has, and the Mutual Holding Company and Stock Holding Company will have, a June 30 fiscal year end for financial reporting purposes and currently files its tax returns on a December 31 calendar year basis.

As a federally-chartered mutual savings bank, the Bank has no capital stock. Instead, depositors of the Bank possess the right (i) to share in the Bank’s current earnings (which is in the nature of the right to receive interest on deposits); and (ii) upon liquidation of the Bank, to share in any surplus remaining after all of the Bank’s liabilities have been satisfied. A depositor’s rights terminate when the depositor’s account is closed.

On September 8, 2021, the board of directors of the Bank adopted the Plan of Reorganization. For what are represented to be valid business purposes, the Bank’s board of directors has decided to reorganize the Bank into a mutual holding company structure. The following steps are proposed:

(i)	The Bank will organize an interim stock savings bank (the “Interim Bank”), as a wholly-owned subsidiary;

Board of Directors

Colonia Federal Savings Bank

September 9, 2021

(ii)

By means of a purchase and assumption agreement, the Bank will transfer all of its assets, other than $100,000 in cash, and all of its liabilities to the Interim Bank, which will become the Stock Bank (the “351 Transaction”);

(iii)	The Bank will amend its charter and bylaws so as to become the Mutual Holding Company;

(iv)	The Mutual Holding Company will organize the Stock Holding Company, as a wholly-owned subsidiary;

(v)

The Mutual Holding Company will transfer $1,000 in cash and all of the common stock of the Stock Bank to the Stock Holding Company in exchange for 100 shares of common stock of the Stock Holding Company (the “Secondary 351 Transaction”).

(vi)

Contemporaneously with the reorganization of the Bank into the mutual holding company structure, including its conversion into the Mutual Holding Company, the organization of the Stock Holding Company and the Stock Bank, the Stock Holding Company will offer less than 50.0% of its to-be-outstanding Common Stock in the Subscription Offering and, if applicable, the Community Offering.

Collectively, the above steps (i) through (vi) are referred to as the “Reorganization.” Those persons who, as of the effective date of the Reorganization (the “Effective Date”), hold depository rights with respect to Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the Effective Date will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors who had membership rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company, so long as they continue to hold deposit accounts with the Stock Bank. All new depositors of the Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to the Mutual Holding Company, so long as they continue to hold deposit accounts with the Stock Bank.

Following the Reorganization, the Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the outstanding voting stock of the Stock Holding Company. The Stock Holding Company may issue any amount of non-voting stock to persons other than Mutual Holding Company. No such non-voting stock will be issued as of the date of the Reorganization.

LUSE GORMAN, PC FEDERAL OPINION

Luse Gorman, PC (“Counsel) has provided an opinion that addresses the material federal income tax consequences of the Reorganization. The opinion concluded, as follows:

Board of Directors

Colonia Federal Savings Bank

September 9, 2021

1. The conversion of the Bank to the Mutual Holding Company will qualify as a reorganization under Section 368(a)(1)(F).

2. The transfer by the Bank of substantially all of its assets and all of its liabilities to the Stock Bank solely in exchange for voting common stock of the Stock Bank qualifies as an exchange under Code Section 351 and the Bank will recognize no gain or loss upon the transfer of substantially all of its assets and all of its liabilities solely in exchange for such voting common stock.

3. The Bank’s holding period in the common stock of the Stock Bank received in the Reorganization will include the holding period during which the property exchanged was held (Code Section 1223(1)).

4. The Bank will recognize no income with respect to its bad debt reserve established under Code Section 593. Cf. Nash v. United States, 398 U.S. 1 (1970).

5. The Stock Bank will recognize no gain or loss upon its receipt of property from the Bank in exchange for its stock (Code Section 1032(a)).

6. The Stock Bank’s basis in the property received from the Bank will be the same as the basis of such property in the hands of the Bank immediately prior to the Reorganization. (Code Section 362(a)).

7. The Stock Bank’s holding period for the property received from the Bank will include the period during which such property was held by the Bank (Code Section 1223(2)).

8. The Bank members will recognize no gain or loss by reason of the Reorganization.

9. No gain or loss shall be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to the Mutual Holding Company, in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Code Section 354(a)).

10. It is more likely than not that the fair market value of the subscription rights to purchase shares of Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Common Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)). Eligible Account Holders,

Board of Directors

Colonia Federal Savings Bank

September 9, 2021

Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956- 2 C.B. 182).

11. The basis of the deposit accounts in the Stock Bank to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation rights in the Mutual Holding Company to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Bank shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113).

12. The Mutual Holding Company and the persons who purchased shares of Common Stock in the Subscription Offering and any Community Offering will recognize no gain or loss upon the transfer of Stock Bank stock and cash to the Stock Holding Company in exchange for stock in the Stock Holding Company (Code Section 351(a)).

13. The Stock Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Common Stock (Code Section 1032(a)).

14. The Mutual Holding Company’s basis in the Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred (Code Section 358(a)(1)).

15. The Mutual Holding Company’s holding period in the Common Stock received will include the period during which it held the common stock of the Stock Bank, provided that the property was a capital asset on the date of the exchange (Code Section 1223(1)).

16. The Stock Holding Company’s basis in the stock of the Stock Bank received from the Mutual Holding Company will be the same as the basis of such property in the hands of the Mutual Holding Company (Code Section 362(a)).

17. The Stock Holding Company’s holding period for the Stock Bank stock received from the Mutual Holding Company will include the period during which the property was held by the Mutual Holding Company (Code Section 1223(2)).

18. It is more likely than not that the basis of the Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire the stock was exercised (Code Section 1223(6)).

Board of Directors

Colonia Federal Savings Bank

September 9, 2021

MASSACHUSETTS TAX OPINION

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (“Treasury Regulations”) thereunder, and upon current Internal Revenue Service (the “Service”) administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Additionally, the discussions and conclusions set forth below are based on Massachusetts General Laws (“MGL”), the regulations promulgated thereunder and existing administrative and judicial interpretations thereof as of the date of this letter, all of which are subject to change. Any such change could affect the continuing validity of the opinion set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Our opinions are not binding on the Massachusetts Department of Revenue (the “Department”) and the Department may disagree with the opinions contained herein. Although we believe our opinion will be sustained if challenged, there can be no assurances to this effect. Because the opinions expressed herein are based upon current tax law, future changes in Massachusetts tax laws, regulations, rulings or case law may affect the tax consequences relating to the Plan of Reorganization. However, we have no responsibility to update this opinion for events, transactions or circumstances occurring after the date of this letter.

The Bank is subject to the Massachusetts Financial Institution Excise Tax under MGL Chapter 63 Sections 1, 2 and 2A. At the effective time of the Reorganization, Stock Bank, Stock Holding Company, and MHC will be subject to same. However, the MHC or Stock Holding Company may elect to be classified as a security corporation pursuant to MGL Chapter 63, Section 38B(b).

MGL Chapter 63 Section 2(a) provides that every financial institution engaged in business in the commonwealth shall pay an excise measured by its net income. Net income is defined in MGL Chapter 63 Section 1 as gross income less deductions allowed by the Internal Revenue Code, as amended and in effect for the taxable year, with enumerated modifications. Such modifications are not relevant to this Opinion. By adopting the federal Internal Revenue Code, Massachusetts has conformed its treatment of corporate reorganizations to the federal treatment.

Accordingly, based upon the facts and representations stated herein and the existing law, it is the opinion of Wolf & Company, P.C. regarding the Massachusetts Financial Institution Excise and tax effects of the Plan that:

Board of Directors

Colonia Federal Savings Bank

September 9, 2021

1. For purposes of Massachusetts General Laws, chapter 63, sections 1, 2 and 2A, no gross income, gain or loss will be recognized by the Bank, the MHC, or the Stock Holding Company as a result of the transactions contemplated by the Plan of Reorganization;

2. The Stock Holding Company’s basis in the stock of Stock Bank received in the transaction will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by the Stock Bank or to which assets transferred are taken subject;

3. The Stock Holding Company’s holding period for the common stock of the Stock Bank received in the transaction will include the period during which the property exchanged was held by the Stock Holding Company;

4. The Stock Holding Company’s holding period for the Stock Bank stock received from the MHC will include the period during which the property was held by the MHC;

5. The Stock Bank’s holding period in the assets received from the Bank in the Reorganization will include the period during which the assets were held by the Bank;

6. No gross income, gain or loss will be recognized by the depositors of the Bank on the receipt of equity interests in the Stock Holding Company in exchange for their equity interests in the Bank;

7. Each depositor’s aggregate basis, if any, in the Stock Holding Company equity interest received in the Reorganization will equal the aggregate basis, if any, of each depositor’s equity interest in the Bank; and

8. A depositor’s holding period in the Stock Holding Company equity interest received in the Reorganization will include the period during which the Bank equity interest surrendered in exchange therefor was held.

9. The Stock Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Stock Holding Company Common Stock.

10. The MHC’s basis in the Stock Holding Company Common Stock received in the Reorganization will be the same as its basis in the Stock Bank stock transferred.

11. The MHC and the persons who purchased Common Stock of the Stock Holding Company in the Subscription Offering and any Community Offering will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Stock Holding Company in exchange for stock in the Stock Holding Company.

CONCLUSION

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, Federal, state, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the Massachusetts Department of Revenue or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

Board of Directors

Colonia Federal Savings Bank

September 9, 2021

The opinions set forth above represent our conclusions as to the application of existing Massachusetts income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect our opinions.

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. This opinion is rendered solely for the benefit of the MHC, Stock Holding Company, the Stock Bank and the Bank in connection with the proposed transactions described herein, and may not be delivered to or relied upon by any other person or entity without our express written consent, except that we consent to the inclusion of this opinion as part of the Bank’s Notice of Mutual Holding Company Reorganization.

CIRCULAR 230

This communication is not federal tax “written advice”. To the extent that this letter includes any tax advice, it is not intended or written to be used by the recipient or any other party for the purpose of avoiding penalties that may be imposed by the Internal Revenue Code.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Form FR MM-10(o)-1, Notice of Mutual Holding Company Reorganization the Stock Holding Company’s FR MM-10(o)-2 and Application for Approval of a Stock Issuance by a Subsidiary Holding Company of a Mutual Holding Company, each as filed with the Board of Governors of the Federal Reserve System, and to the Stock Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms FR MM-10(o)-1/FR MM-10(o)-2, and S-1 under the captions “The Reorganization and Offering – Material Income Tax Consequences” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

Wolf & Company, P.C.